Executive Employee

ALEXANDER & BALDWIN, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
RECITALS
A.The Company has implemented the Plan for the purpose of providing eligible persons in the Company’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such service.
B.Participant is to render valuable services to the Company (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Shares to Participant under the Plan.
C.All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Performance Stock Units. The Company hereby awards to Participant, as of the Award Date, Performance Stock Units under the Plan, which provide Participant with the right to receive Shares following vesting of the Performance Stock Units. The number of shares of Common Stock subject to the awarded Performance Stock Units and the applicable service-vesting and performance-vesting requirements for those shares shall be as set forth in the Award Notice. The remaining terms and conditions shall be as set forth in this Agreement.
2.Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Performance Stock Units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Company to record the ownership of any Shares which in fact vest and become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and Participant’s spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.
3.Vesting Requirements. The actual number of Shares that may vest and become issuable pursuant to the Performance Stock Units subject to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of Shares in which Participant can vest based upon the level at which each of the Performance Goals specified on Schedule I to the Award Notice is actually attained and (ii) then the number of Shares resulting from the clause (i) calculation in which Participant shall actually vest shall be determined on the basis of Participant’s completion of the applicable Service-vesting provisions set forth below. Accordingly, the vesting of the Shares shall be calculated as follows:

(a)Performance Vesting: Within sixty (60) days following the completion of the Performance Period, the Plan Administrator shall, on the basis of the level at which each of the Performance Goals has been attained, determine the applicable number of Performance-Qualified Shares in accordance with the provisions of the Award Notice and Schedule I attached thereto.
(b)Service Vesting: The Performance-Qualified Shares so determined represent the maximum number of Shares in which Participant can vest hereunder. The actual number of Shares in which Participant shall vest shall be determined as follows:
(i)If Participant continues in Service through the completion of the three (3)-year Performance Period, Participant shall vest in all of the Performance-Qualified Shares. The Shares underlying those particular Performance-Qualified Shares shall be issued to Participant during the period beginning with the first business day of the first calendar year following the completion of the Performance Period and ending on March 15th of that year.
(ii)If Participant ceases Service during the Performance Period by reason of Early Retirement, Normal Retirement, death or Permanent Disability, then Participant shall, upon the completion of such Performance Period, vest in a portion of the Performance-Qualified Shares determined by multiplying (x) the maximum number of Performance-Qualified Shares in which Participant would have vested, based on the actual level of attainment of each of the Performance Goals for the Performance Period, had Participant completed the three (3)-year Service vesting requirement set forth in subparagraph (i) above by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months. The Shares underlying the Performance-Qualified Shares in which Participant vests in accordance with this subparagraph (ii) shall be issued to Participant during the period beginning with the first business day of the first calendar year following the completion of the Performance Period and ending on March 15th of that year.
(iii)If Participant’s Service ceases for any other reason prior to the completion of the Performance Period, then Participant shall not vest in any of the Performance-Qualified Shares, and all of Participant’s right, title and interest in and to the Shares subject to this Award shall immediately terminate.
Appendix A attached to this Agreement sets forth examples illustrating the calculation of the number of Performance Stock Units in which Participant may vest based upon hypothetical levels of attainment of the Performance Goals and service vesting requirements.
4.    Stockholder Rights and Dividend Equivalents.
(a)The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.
(b)Notwithstanding the foregoing, should any dividend or other distribution payable other than in Shares be declared and paid on the Company’s outstanding Common Stock in one or more calendar years during which one or more Performance Stock Units remain subject to this Award (i.e., the underlying Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution that would have been paid on the maximum number of Shares that can qualify as Performance-Qualified Shares under this Award, had that number of Shares been issued and outstanding and entitled to that dividend or distribution. To the extent one or more Shares subsequently vest hereunder upon the satisfaction of the applicable vesting requirements for those Shares, the phantom dividend equivalents credited to those particular Shares in the book account shall vest, and those vested dividend equivalents shall be distributed to Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution or in such other form as the Plan Administrator deems appropriate under the circumstances) concurrently with the issuance of those vested Shares.
(c)To the extent the maximum number of Shares that can qualify as Performance-Qualified Shares under this Award is not in fact earned by reason of the level at which each of the Performance Goals is actually attained, then the phantom dividend equivalents credited to those unearned Shares shall be cancelled, and Participant shall cease to have any right or entitlement to receive any distributions or other amounts with respect to those cancelled dividend equivalents.
(d)Should Participant cease Service without vesting in one or more of the Performance-Qualified Shares subject to this Award (including any Performance-Qualified Shares which do not otherwise vest at that time after taking into account any applicable vesting acceleration provisions set forth in this Agreement), then the phantom dividend equivalents credited to those unvested Performance-Qualified Shares shall be cancelled, and Participant shall thereupon cease to have any further right or entitlement to those cancelled amounts.
(e)Each distribution under Paragraph 4(b) shall be subject to the Company’s collection of the Withholding Taxes applicable to that distribution.
5.    Change in Control. The following provisions shall apply to the extent a Change in Control is consummated prior to the completion of the applicable Performance Period and shall have no force or effect in the event the closing of the Change in Control occurs on or after the completion of such Performance Period.
(a)This Award, to the extent outstanding at the time of a Change in Control, may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention account established by the successor entity. In such event, the following provisions shall be in effect:
(i)The Performance-Vesting requirements of this Agreement shall terminate, and the assumption or continuation of this Award shall be effected in accordance with Paragraph 5(b) below on the basis of the number of Shares that would have been issuable under this Award had there been Target Level Attainment of each of the Performance Goals. The Service-vesting and issuance provisions of Paragraph 3(b) shall continue in effect with respect to the assumed or continued Award, except as otherwise provided in this Section 5.
(ii)If Participant ceases Service prior to the completion of the Performance Period by reason of Early Retirement, Normal Retirement, death or Disability, then Participant shall, upon the closing of the Change in Control or (if later) such cessation of Service, vest in that number of Shares determined by multiplying (x) the number of Performance-Qualified Shares that would have resulted had the Company achieved each of the Performance Goals at Target Level Attainment and Participant

completed the three (3)-year Service vesting requirement of Paragraph 3(b) by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months. The Shares (or other securities into which such Shares are converted in connection with the assumption of this Award) in which Participant so vests shall be issued to Participant on the earlier of (i) the date the Shares would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or, should such cessation of Service occur after such Change in Control but within twenty-four (24) months after the closing of a Qualifying Change in Control, (ii) the date of Participant’s Separation from Service due to such cessation of Service.
(iii)Any cash retention account established in replacement of this Award shall initially be credited with the fair market value (at the effective time of the Change in Control) of the number of Shares that would have been issuable under this Award had there been Target Level Attainment of each of the Performance Goals, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 9, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account shall vest and be paid out in accordance with the Service-vesting and issuance provisions of Paragraph 3(b) or (to the extent applicable) in accordance with the pro-rata Service-vesting and issuance provisions of Paragraph 5(a)(ii) above. Participant’s interest in such account shall at all times be that of a general, unsecured creditor.
(iv)In the event of such assumption or continuation of this Award or such replacement of the Award with a cash retention account, no accelerated vesting of the Performance Stock Units subject to this Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions of Paragraph 3(b) shall continue in full force and effect.
(b)In the event this Award is assumed or otherwise continued in effect in connection with such Change in Control, the securities subject to the Award shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the number of Shares issuable under this Award at Target Level Attainment of each of the Performance Goals would have been converted in consummation of that Change in Control had that number of Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Performance Stock Units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.
(c)Upon Participant’s Separation from Service due to an Involuntary Termination occurring within twenty-four (24) months after a Change in Control in which this Award is assumed or continued in effect, Participant shall immediately vest in that number of Shares (or other securities into which such Shares are converted in connection with the assumption of this Award) equal to the Performance-Qualified Shares that would have resulted had the Company achieved each of the Performance Goals at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b), and that number of Shares (or other securities) shall be issued to Participant on the earlier of (i) the date those Shares would have otherwise been issued pursuant to the provisions of Paragraph 3(b) in the absence of such Change in Control or, should such cessation of Service occur within twenty-four (24) months after the closing of a Qualifying Change in Control, (ii) the date of Participant’s Separation from Service (if earlier) due to such cessation of Service. Should this Award be replaced with a cash retention account in accordance with Paragraph 5(a), then that account shall vest upon Participant’s Separation from Service due to the Involuntary Termination, provided and only if such Involuntary Termination occurs within twenty-four (24) months following the Change in Control. Such vested balance, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which the cash retention account pertains, on the earlier of (x) the date that Share would have otherwise been issued pursuant to the Service-vesting and issuance provisions set forth in Paragraph 3(b) in the absence of such Change in Control or (y) the date of Participant’s Separation from Service, provided such Separation from Service occurs within twenty-four (24) months after a Qualifying Change in Control. Except for the number of Shares and the cash retention balance distributed in accordance with the foregoing provisions of this Paragraph 5(c), Participant shall have no further right or entitlement to any additional Shares or other cash amounts hereunder upon such Separation from Service.
(d)If the Award is not assumed by the successor entity or otherwise continued in effect or replaced with a cash retention account in accordance with Paragraph 5(a), then the following provisions shall apply in the event the Change in Control is effected prior to the completion of the Performance Period:
(i)If Participant continues in Service through the effective date of the Change in Control, then Participant shall, upon the closing of such Change in Control, vest in that number of Shares equal to the Performance-Qualified Shares that would have resulted had the Company achieved each of the Performance Goals at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b). The Shares in which Participant so vests shall be converted into the right to receive the same consideration per Share payable to the other stockholders of the Company in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earliest to occur of (x) the date the Share would have otherwise been issued pursuant to the Service-vesting and issuance provisions set forth in Paragraph 3(b) in the absence of such Change in Control, (y) the date of Participant’s Separation from Service, provided such Separation from Service occurs within twenty-four (24) months after a Qualifying Change in Control, or (z) the first date following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.
(ii)To the extent the consideration payable per Share in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control for each Share that vests on an accelerated basis in accordance with Section 5(d)(i) above. Such account shall be credited with the amount of the cash consideration payable for the Shares, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 9, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which that cash retention account pertains, in accordance with the foregoing distribution provisions of Paragraph 5(d)(i) above, and Participant’s interest in the account shall at all times be that of a general, unsecured creditor.
(iii)If Participant ceases Service prior to the effective date of the Change in Control by reason of Early Retirement, Normal Retirement, death or Disability then Participant shall, upon the closing of such Change in Control, vest in that number of Shares determined by multiplying (x) the number of Performance-Qualified Shares that would have resulted had the Company achieved each of the Performance Goals at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b) by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months. The Shares in which Participant so vests shall be converted into the right to receive the same consideration per Share payable to the other stockholders of the Company in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earlier of (A) the date the Share would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or (B) the first date following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.
(iv)Except for the amount of consideration so calculated, Participant shall have no further right or entitlement to any additional Shares or consideration under this Award.
6.    Change in Control Benefits Agreement. Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Company (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Company, then the provisions of that agreement shall, to the extent applicable to this Award, govern Participant’s rights and benefits with respect to the Performance Stock Units and underlying Shares subject to this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.
7.    Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 5(b) shall be controlling.
8.    Issuance of Vested Shares and Applicable Withholding Taxes.
(a)Any Shares to be issued to Participant in accordance with the foregoing provisions of this Agreement shall be in the form of a book entry evidencing ownership of those Shares. Actual certificates for the vested Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.
(b)The Company shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.
(c)Unless Participant (i) otherwise makes satisfactory arrangements with the Company’s Human Resources Department, on or before the expiration of the designated notification period preceding the applicable issuance date of the Shares, to pay the applicable Withholding Taxes through the delivery of a check payable to the Company in the amount of such Withholding Taxes and (ii) in fact delivers such check to the Company not later than that issuance date, the Company shall collect the Withholding Taxes applicable to the Share issuance through the following automatic share withholding method:
-    On the applicable issuance date, the Company shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Company shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum applicable federal, state and local statutory tax rates (including income tax and employment taxes) in Participant’s applicable jurisdiction.
(d)Notwithstanding the foregoing provisions of this Paragraph 8, the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder. Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Company a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 8(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
(e)Except as otherwise provided in Paragraph 5 or this Paragraph 8, the settlement of all performance stock units which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
9.    Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following provisions shall apply:
-    No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
10.    Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.
11.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on the Award Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
12.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
13.    Construction.
(a)This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
(b)To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.
(c)Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. A copy of the Plan is available upon request made to the Human Resources Department at the Company’s principal offices (822 Bishop Street, Honolulu, HI 96813).
(d)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
14.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.
15.    Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, either an executive officer of the Company subject to Section 16 of the 1934 Act, or a participant in the Company’s Performance Improvement Incentive Plan, then Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, as may be amended from time to time (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges. If Participant is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Participant during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy. For purposes of such Recoupment Policy, “incentive compensation” means any cash or equity-based award (e.g., stock award, restricted stock unit award, performance stock unit award or stock option grant or Shares issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics. An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Company’s principal offices.

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Agreement shall mean this Performance-Based Restricted Stock Unit Award Agreement.
B.Award shall mean the award of Performance Stock Units made to Participant pursuant to the terms of this Agreement.
C.Award Date shall mean the date the Performance Stock Units are awarded to Participant pursuant to the Agreement and shall be the date specified in the Award Notice.
D.Award Notice shall mean the Notice of Award of Performance-Based Restricted Stock Units delivered to Participant in which there is set forth the basic terms of the Performance Stock Units subject to this Agreement.
E.Board shall mean the Company’s Board of Directors.
F.Cause shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner; provided, however, that in the event Participant is, at the time the Company (or any Parent or Subsidiary) terminates Participant’s Employee status for Cause, a party to a Change in Control Benefits Agreement applicable to the Award, the term Cause shall have the meaning ascribed to that term in such Change in Control Benefits Agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan and this Agreement, to constitute grounds for termination for Cause.
G.Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
(ii)a sale, transfer or other disposition of all or substantially all of the Company’s assets;
(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or
(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;
provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.
H.Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Company which provides Participant with special vesting acceleration and/or other special benefits with respect to one or more awards of restricted stock units made to Participant for Shares, including (to the extent applicable) the performance stock units evidenced by this Agreement, in the event of a change in control or ownership of the Company (whether or not constituting a Change in Control hereunder).
I.Code shall mean the Internal Revenue Code of 1986, as amended.
J.Common Stock shall mean the Company’s common stock.
K.Company shall mean Alexander & Baldwin, Inc., a Hawaii corporation, and any successor to all or substantially all of the assets or voting stock of Alexander & Baldwin, Inc.
L.Early Retirement shall mean Participant’s retirement from Service, with the prior approval of the Company (or the Parent or Subsidiary employing Participant), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.
M.Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
N.Fair Market Value per Share on any relevant date shall be the closing selling price per Share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
O.Good Reason shall mean the occurrence of any of the following events effected without Participant’s consent: (A) a material diminution by the Company of Participant’s authority, duties or responsibilities; (B) a material change in the geographic location at which Participant must perform (which, for purposes of the Agreement, means relocation of the offices of the Company at which Participant is principally employed to a location that increases Participant’s commute to work by more than fifty (50) miles); or (C) a material diminution in Participant’s base salary. Participant must provide written notice of termination for Good Reason to the Company within sixty (60) days after the event constituting Good Reason. The Company shall have a period of sixty (60) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Participant’s notice of termination. If the Company does not correct the act or failure to act, Participant’s employment will terminate for Good Reason on the first business day following the Company’s sixty (60)-day cure period.
However, in the event Participant is at the time of Participant’s cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.
P.Involuntary Termination shall mean Participant’s Separation from Service by reason of:
(i)Participant’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than for Cause, or
(ii)Participant’s voluntary resignation for Good Reason.
Q.Maximum Level Attainment shall mean the Company’s achievement of a Performance Goal set forth in Schedule I to the Award Notice at the level designated as Maximum Level attainment for that goal in the Award Notice.
R.1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
S.Normal Retirement shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).
T.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
U.Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
V.Performance Goals shall mean the performance goals specified on Schedule I of the Award Notice.
W.Performance Period shall mean the period specified on Schedule I of the Award Notice over which the attainment of the Performance Goals is to be measured.

X.Performance-Qualified Shares shall mean the maximum number of Shares in which Participant can vest based on the level at which the Performance Goals for the Performance Period are attained and shall be calculated in accordance with the provisions of the Award Notice. In no event shall the number of such Performance-Qualified Shares exceed two hundred percent (200%) of the designated number of Performance Stock Units set forth in the Performance Stock Units section of the Award Notice. Each Performance-Qualified Share that vests pursuant to the terms of the Award shall entitle Participant to receive one Share.
Y.Performance Stock Units shall mean the number of phantom Shares awarded under this Agreement that shall be applied to the calculation of the maximum number of Performance-Qualified Shares (if any) based on the level at which the Performance Goals are in fact attained over the applicable Performance Period.
Z.Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
AA.Plan shall mean the Company’s 2022 Omnibus Incentive Plan.
BB.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
CC.    Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.
DD.    Separation from Service shall mean Participant’s cessation of Employee status by reason of Participant’s death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of Participant’s bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is less than fifty percent (50%) of the average level of services Participant rendered as an Employee (or as a consultant or independent contractor) during the immediately preceding thirty-six (36) months of employment (or such shorter period for which Participant may have rendered such services). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as Participant remains in the employ of one or more members of the Employer Group (as defined below), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to

Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.
EE.    Service shall mean Participant’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. In addition, the following provisions shall govern the determination of Participant’s period of Service:
(i)Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (a) Participant no longer performs services in any of the foregoing capacities for the Company (or any Parent or Subsidiary) or (b) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Company, even though Participant may subsequently continue to perform services for that entity.
(ii)Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company (or any Parent or Subsidiary) employing Participant; provided, however, that the following special provisions shall be in effect for any such leave:
a.    Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Company (or any Parent or Subsidiary).
b.    Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Company (or any Parent or Subsidiary). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of Participant’s position of employment (or any substantially similar position of employment) with the Company (or any Parent or Subsidiary).
c.    Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.
(iii)Notwithstanding anything to the contrary in the foregoing provisions of this Service definition, Participant shall in all events be deemed to cease Service for all purposes of this Award immediately upon Participant’s incurrence of a Separation from Service.
FF.    Share shall mean a share of Common Stock.
GG.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

HH.    Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.
II.    Target Level Attainment shall mean the Company’s achievement of a Performance Goal set forth in Schedule I to the Award Notice at the level designated as Target Level attainment for that goal in the Award Notice.
JJ.    Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting and issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.

APPENDIX A
ILLUSTRATION OF VESTING CALCULATIONS
The following examples are for illustration purposes only:
1.Participant receives an Award for 2,000 Performance Stock Units at Target Level, allocated 1,000 Performance Stock Units to each Performance Goal, and Participant continues in Service until the completion of the Performance Period. If each Performance Goal is attained at the Target Level for that goal, Participant shall vest in all 2,000 Performance Stock Units following the completion of the Performance Period. If each Performance Goal is attained at the Maximum Level for that goal, Participant shall vest in an additional 2,000 Performance Stock Units for a total of 4,000 Performance Stock Units following the completion of the Performance Period.
2.Participant receives an Award for 2,000 Performance Stock Units at Target Level, allocated 1,000 Performance Stock Units to each Performance Goal, and Participant continues in Service until the completion of the Performance Period. If Performance Goal One is attained at the Target Level for that goal and Performance Goal Two is attained at the Threshold Level for that goal, Participant shall vest in 1,350 Performance Stock Units following the completion of the Performance Period. On the other hand, if Performance Goal One is attained at the Target Level for that goal and Performance Goal Two is attained at the Maximum Level for that goal, Participant shall vest in 3,000 Performance Stock Units following completion of the Performance Period.
3.Participant receives an Award for 2,000 Performance Stock Units at Target Level, allocated 1,000 Performance Stock Units to each Performance Goal, and Participant ceases Service due to Permanent Disability halfway through the Performance Period. If each Performance Goal is attained at the Target Level for that goal, Participant shall vest in 1,000 Performance Stock Units. On the other hand, if each Performance Goal is attained at the Maximum Level for that goal, Participant shall vest in an additional 1,000 Performance Stock Units for a total of 2,000 Performance Stock Units.
4.Participant receives an Award for 2,000 Performance Stock Units at Target Level, allocated 1,000 Performance Stock Units to each Performance Goal, and Participant continues in Service through the completion of the Performance Period. If each Performance Goal is attained at a point halfway between the Threshold and Target Levels for that goal, Participant would vest in 1,350 Performance Stock Units following the completion of the Performance Period. On the other hand, if each Performance Goal is attained at a point halfway between the Target and Maximum Levels for that goal, Participant would vest in 3,000 Performance Stock Units following the completion of the Performance Period.
5.Participant receives an Award for 2,000 Performance Stock Units at Target Level, allocated 1,000 Performance Stock Units to each Performance Goal, and Participant ceases Service due to Permanent Disability halfway through the Performance Period. If each Performance Goal is attained at a point halfway between the Threshold and Target Levels for that goal, Participant would vest in 675 Performance Stock Units following the completion of the Performance Period. On the other hand, if each Performance Goal is attained at a point halfway between the Target and Maximum Levels for that goal, Participant would vest in 1,500 Performance Stock Units following the completion of the Performance Period.